Exhibit 10.4

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), is by and between INGRAM MICRO INC. (“Ingram Micro”), a Delaware corporation, located at 1600 E. St. Andrew Place, Santa Ana, California 92705, and WEBSENSE, INC., a Delaware corporation (“Vendor”), located at 10240 Sorrento Valley Road, San Diego, California 92121. The effective date (“Effective Date”) of this Agreement shall be the date of the last signature set forth below.

1.	DISTRIBUTION SCOPE

1.1 Product. Vendor agrees to authorize Ingram Micro and/or its resellers to market and distribute the Vendor’s proprietary software applications (“Software”) together with subscriptions to access certain Vendor-owned proprietary databases of URL addresses, software applications or other content (“Databases”) (collectively the “Products”), subject to the terms set forth in this Agreement including its exhibits, solely to resellers (“Resellers”) and not directly to customers of such Resellers (“End-Users”). Additional terms are included in Exhibits A – D. Vendor agrees that each Reseller will be subject to Ingram Micro’s standard Sales Terms and Conditions, located at www.ingrammicro.com, at the time of purchase for such Product and such Product is also subject to Vendor’s then –current Subscription Agreement that each End-User must accept to enable Product download. Ingram Micro agrees to use reasonable efforts to promptly notify Vendor of any breach by any Reseller or End-User of any term of the Subscription Agreement of which it becomes aware and to take such action as is reasonably requested by Vendor to protect Vendor interests in the Products. Ingram Micro will not modify or copy any Product; however, Ingram Micro may bundle the Software along with other software or hardware and distribute the Software to its Resellers. No minimum purchase is required and no ordering restrictions shall apply. Vendor shall provide Ingram Micro with not less than thirty (30) days prior written notice of Product discontinuance including alternatives and cessation of Product production. Vendor agrees to provide information regarding new Products, Price changes, Product changes, or Product discontinuance in an electronic format determined by Ingram Micro and mutually acceptable to Vendor.

1.2 Territory. Vendor grants to Ingram Micro and its Affiliates as defined above the exclusive (as set forth below), nontransferable right to market and distribute the Products to its Resellers in the United States and Canada (the “Territory”). Unless otherwise agreed between the parties, this exclusivity shall be effective for one (1) year after the execution of this Agreement; thereafter, Vendor grants to Ingram Micro and its Affiliates the nontransferable right to market and distribute the Products to its Resellers in the United States and Canada on a non-exclusive basis. Notwithstanding the foregoing, although Vendor agrees to use commercially reasonable efforts to direct its resellers to Ingram Micro, this exclusivity shall apply only to Vendor’s sale of its Products through other distributors in the Territory, not to sales by Vendor directly to its Resellers or its other customers or when its Products are a component of another product. Additionally, the parties agree that they will meet approximately one hundred eighty (180) days after the execution of this Agreement to review the exclusivity arrangement and if this arrangement is not working to the parties’ mutual satisfaction, mutually agree to terminate the one (1) year exclusivity requirement. Any Ingram Micro Affiliate located within the United States or Canada that elects to distribute Products in its local region will determine if it will purchase Products from Ingram Micro in accordance with this section or purchase Products directly from Vendor. Any other Ingram Micro Affiliate outside of the United States or Canada that elects to distribute Products in its local region will determine if it will purchase Products from Ingram Micro in accordance with this section or purchase Products directly from Vendor’s affiliate, Websense International Limited (“Vendor’s Affiliate”). If the Affiliate chooses to purchase Products directly from either Vendor or Vendor’s Affiliate, the Affiliate and Vendor (or Vendor’s Affiliate) shall enter into a separate agreement governing the terms of such purchases.

2.	TERM

The initial term of this Agreement is one (1) year from the Effective Date. Unless terminated as set forth in Section 11.20 below, this Agreement will automatically renew for successive one (1) year terms unless either party provides written notice of termination no less than thirty (30) days prior to the anniversary date.

3.	PRODUCT AVAILABILITY, INFORMATION, MARKETING SUPPORT & REPORTING

3.1 Product Availability. Vendor shall provide Ingram Micro with new Product development and Product revisions information prior to notification of new Product announcements or introductions. Vendor shall use commercially reasonable efforts to notify Ingram Micro of new Product or Product revisions introduction at least thirty (30) days prior to marketplace introduction, but under no circumstances will Vendor notify Ingram Micro of any new Product or Product revisions later than Vendor’s other distributors or resellers, and shall make such Product available for distribution by Ingram Micro no later than the date it is first offered for general sale in the marketplace.

Ingram Micro Inc. Distribution Agreement

3.2 Information. Vendor agrees to provide the following information to Ingram Micro:

(a) Data, images, photos, logos, and other varieties of information regarding Vendor’s products and services provided by Vendor to Ingram Micro (collectively “Information”) solely for distribution or use by Ingram Micro through its catalog, the World Wide Web (internet), Intranet, Fax, CD-ROM, Floppy disk, broadcast, e-mail, and other electronic or printed media (“Electronic Resources”). Vendor hereby grants Ingram Micro a royalty-free, non-exclusive worldwide license to market, sub-license, distribute, display, perform, transmit and promote the Information in furtherance of this Agreement through the Electronic Resources, provided Ingram Micro complies with Vendor’s guidelines for use of the Information. Vendor agrees that it is both necessary and of mutual benefit to the parties that the Information be as current and error-free as is commercially feasible. Vendor agrees to update the Information regularly. Both parties agree that the Electronic Resources and Information contained therein will be made available to users registered with Ingram Micro. Information may also be made available to Ingram Micro customers, non-registered users, or other entities or persons transacting business with Ingram Micro. Ingram Micro shall not be required to screen, edit, or monitor Information prior to its distribution by Electronic Resources, but may do so at its discretion so long as it complies with Vendor’s guidelines for use of the Information.

(b) Public information reasonably requested by Ingram Micro from time to time for the purpose of assessing Vendor’s financial position. Such information includes, without limitation, quarterly financial statements including no less detail than as required by the U.S. Securities and Exchange Commission in a 10-Q statement provided that such information is made available in the public domain.

(c) Notification of changes to Vendor’s name, address, any sale of substantially all of its assets or any sale of any subsidiary or affiliate of Vendor or of any change in the control of Vendor, whether effected by merger or stock sale all of which shall be provided promptly upon public disclosure of such information.

3.3 Information. Ingram Micro agrees to provide the following information to Vendor:

(a) Public information reasonably requested by Vendor from time to time for the purpose of assessing Ingram Micro’s financial position. Such information includes, without limitation, quarterly financial statements including no less detail than as required by the U.S. Securities and Exchange Commission in a 10-Q statement provided that such information is made available in the public domain.

(b) Notification of changes to Ingram Micro’s name, address, any sale of substantially all of its assets or any sale of any subsidiary or affiliate of Ingram Micro or of any change in the control of Ingram Micro, whether effected by merger or stock sale all of which shall be provided promptly upon public disclosure of such information.

3.4 Marketing Support. Vendor shall provide to Ingram Micro, its employees, and its customers reasonable amounts of sales literature, advertising materials and training to support Product sales and reasonable amounts of demonstration Product and training to support Product sales, all at no cost to Ingram Micro.

3.5 Reporting.

(a) Ingram Micro. Ingram Micro will provide Vendor access to standard monthly sales-out and weekly inventory reports in an electronic format as determined by Ingram Micro. If Vendor requests non-standard sales data or other information (“Data”) such Data may be subject to the additional terms of a separate fee-based Point of Sale Report License Agreement (“POS Agreement”).

(b) Vendor. Vendor will provide Marketing Reports in the form as mutually agreed between the parties including Ingram Micro’s market share with Vendor and co-op Vendor reports including expenditures to date. Reports shall be provided within thirty (30) days after the end of the applicable quarter or as mutually agreed upon by the parties.

4.	PRICING

4.1 Favorable Terms. Vendor agrees that the prices, discounts, and marketing funds (collectively “Prices”), offered to Ingram Micro under this Agreement are now and should continue to be at least as favorable as those offered to any of Vendor’s distributors of substantially similar size and that purchase similar quantities of Products and that compete with Ingram Micro in the Territory (“Ingram Micro Competitors”). If Vendor offers more favorable Prices to any Ingram Micro Competitors, it shall extend such Pricing to Ingram Micro.

4.2 Special Pricing. Vendor may offer special Product pricing, discounts, rebates or incentives (“Special Pricing”) to Ingram Micro and/or to Ingram Micro customers. Vendor agrees that all such Special Pricing shall be designated as a marketing incentive. Ingram Micro shall have no obligation to recover any such Special Pricing from a customer, or reimburse Vendor for any such Special Pricing, in the event (i) the customer returns Product to Ingram Micro after receiving written approval from Vendor for such return or Ingram Micro returns Product to Vendor pursuant to Vendor’s prior written approval of said return that may have been the subject of Special Pricing or (ii) Ingram Micro’s customer fails to comply with Special Pricing terms. Notwithstanding the foregoing, all Special Pricing will be subject to a separate agreement between the parties.

Ingram Micro Inc. Distribution Agreement

4.3 Subscription Fees. Subscription Fees will be Vendor’s then current published list price attached as described in Exhibit D which may be updated from time to time.

4.4 Purchase Orders (“PO”). Products shall be ordered by Ingram Micro by submitting purchase orders which specify the following Reseller and End-User information: name of Reseller and End-User companies, the name and e-mail address of End-User contact, the Vendor part number that corresponds to the Product ordered, the SKU identifying the number of Seats for each End-User which shall have a unique identifier as agreed between the parties, Ingram Micro invoice number and price per SKU and the start and end date of the applicable subscription(s). Ingram Micro agrees that all orders of five thousand (5,000) seats or more must be accompanied by Vendor’s Subscription Order Form, the current form of which is attached as Exhibit B that has been signed by the End-User. The parties agree that it is the responsibility of the Vendor to verify that the Vendor’s Subscription Order Form has been signed prior to acceptance of the applicable Purchase Order. All purchase orders placed with Vendor for Products by Ingram Micro shall be subject to acceptance in writing by Vendor referencing Ingram Micro’s Purchase Order Number; however, Vendor shall be deemed to have accepted a Purchase Order if it fulfills such Purchase Order. Vendor agrees to consider any return requests by Ingram Micro or Ingram Micro’s customers on a case-by-case basis. Vendor is under no obligation to accept returns under this Agreement.

5.	TRADEMARK USE

5.1 Use and Ownership of Marks. Each party recognizes the other party’s ownership and title to its respective trademarks, logos, service marks and trade names, including those related to the Products and the Information, whether or not registered (collectively “Marks”). Each party grants to the other party a limited license to use such party’s Marks in connection with the marketing and distribution of the Products subject to such party’s trademark and usage guidelines and prior written approval. Each party may not use the other party’s Marks in advertising, promotion, and publicity of the Products without the express written consent of the other party. Any consent to use a party’s Marks will be conditioned upon compliance with the most current guidelines for use of Marks. Upon request by the other party, the party owning Marks shall provide Marks guidelines (or equivalent guidance) to the other. Any unauthorized modification to Marks is expressly prohibited. Neither party shall acquire any rights in Marks of the other nor will it act to impair the rights of the other party in and to such Marks.

5.2 Domain Locations. Each party shall maintain ownership and administration of the addresses on the World Wide Web (“Domain Locations”) that have been registered on its behalf and neither party may establish any Domain Locations on behalf of the other party without its consent. Upon termination, each party agrees to assign to the other party any rights it may have in any domain names or adwords that include the other party’s Marks.

6.	MARKETING

6.1 Launch Funding. In addition to the marketing allowances identified below, Vendor agrees to provide mutually agreed upon launch funding to Ingram Micro for Product launch and awareness activities commensurate with the Product and customer segments being targeted. Such activities may include training, sales and customer communication and tools, Vendor and Product listing in Ingram Micro’s online catalog, and recruiting services. Initial launch funding shall be provided to Ingram Micro via check or wire transfer as agreed between the parties.

6.2 General Marketing Allowances. Vendor agrees to establish a general cooperative marketing allowance as mutually agreed by the parties (or the allowance offered by Vendor to Ingram Micro Competitors, if greater) of the amount of Product invoices submitted by Vendor to Ingram Micro (or the marketing allowance offered by Vendor to Ingram Micro Competitors, if greater) to cover the costs of Product advertising and/or promotions by Ingram Micro or its customers. Notwithstanding the foregoing, all marketing activities, including but not limited to the payment of marketing funds, will be subject to separate written agreements between the parties.

6.3 Special Marketing Allowances. Exclusive of general marketing allowances, Vendor may, from time to time, provide special marketing allowances to Ingram Micro or selected customer groups (e.g., to government resellers). Any advertising and promotions subject to these special marketing allowances shall be submitted to Vendor for review and approval prior to implementation, and Vendor shall not unreasonably withhold or delay such approval.

Ingram Micro Inc. Distribution Agreement

6.4 Payment of Marketing Funds. Payment of marketing funds will be made in accordance with separate marketing agreements prior to the commencement of such activities.

6.5 Programs. Ingram Micro may, in its sole discretion, offer marketing programs and services to Vendor including but not limited to corporate communications programs, launch programs and reseller pass-through opportunities. The costs, as well as terms and conditions of such programs are outlined in their respective program agreements.

6.6 Email. Each party consents to the other party sending messages of an informational, advertisement or technical nature via e-mail.

7.	WARRANTY

7.1 General Warranty. Vendor represents and warrants that (i) it has full power, right and authority to enter into this Agreement and all necessary licenses to provide the Product for resale and (ii) the Product will perform in substantial conformance with the then current Vendor published documentation under normal use for the term of each End-User Subscription. Vendor’s sole obligation and any Ingram Micro, Reseller’s and/or End-User’s sole remedy is to correct any significant deviation from the specifications in a manner determined by Vendor;

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO DEFECTS IN THE PHYSICAL MEDIA, OPERATION OF THE SOFTWARE AND THE DATABASES, AND ANY PARTICULAR APPLICATION OR USE OF THE SOFTWARE AND THE DATABASES.

Ingram Micro agrees, and will notify and encourage its Resellers to not make any representations or warranties with respect to the Products other than the limited warranties made by Vendor under this Agreement.

7.2 End-User Warranty. Vendor shall provide a warranty statement with the Product for End-User benefit.

7.3 Harmful Code Warranty. Except as set forth below, Vendor represents and warrants that, to its knowledge, the Products will not contain any virus or any other contaminant or disabling devices including, but not limited to, codes, commands or instructions enabling, directly or indirectly, access, alteration, deletion, damage or disablement of the Products, or known viruses, expiration, time-sensitive devices, adware, spyware, malware or other harmful code or malicious programs that would adversely affect the end-user’s experience or inhibit the End-User’s use of the Products. Notwithstanding the foregoing, Ingram Micro acknowledges and agrees that the Products are activated through the use of a Vendor-issued Subscription Key and that upon expiration of an End-User paid up subscription period, Vendor will deactivate the Subscription Key and the Products will cease to function.

8.	INDEMNIFICATION

8.1 Vendor Indemnity. Vendor will defend, indemnify and hold Ingram Micro harmless from and against any and all damages, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of or incurred by Ingram Micro in connection with or as a result of any third party claim or proceeding made or brought against Ingram Micro with respect to any allegation that (i) Vendor’s Product, acts, omissions, misrepresentations, or gross negligence caused personal or bodily injury or tangible property damage , or (ii) there has been any material breach or default by Vendor in the performance of Vendor’s obligations under this Agreement.

8.2 Intellectual Property Indemnity. Vendor shall defend, indemnify and hold Ingram Micro and its customers harmless from and against any claims, demands, liabilities, or expenses (including attorney’s fees and costs) incurred by Ingram Micro arising from the alleged infringement of any third party’s patent, copyright, trademark, trade secret or other proprietary right by reason of the manufacture, sale, marketing, or use of Product or Information to the extent such claim is not based upon: (a) the combination of such Product or Information by Ingram Micro with another product or information not authorized by Vendor; (b) the modification of such Product or Information by Ingram Micro; or (c) use of the Product or Information by Ingram Micro except as authorized in this Agreement. Upon threat of claim or claim of infringement, Vendor may, at its expense and option (i) procure the right to continue using any part of Product, (ii) replace the infringing Product with a non-infringing Product of similar performance, or (iii) modify Product to make it non-infringing. However, such right of return is in addition to, and not a substitute for, Ingram Micro’s right to indemnification hereunder.

Ingram Micro Inc. Distribution Agreement

8.3 Document Production Indemnity. Each party shall indemnify and hold the other party harmless from and against all actual out of pocket costs associated directly with document production, depositions, interrogatories and related demands, arising either from private third party claims or governmental claims or investigations against or concerning the party wherein the other party is neither a party to nor target of such claims or investigations.

8.4 Indemnification by Ingram Micro. Ingram Micro will defend, indemnify and hold Vendor harmless from and against any and all damages, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of or incurred by Vendor in connection with or as a result of any third party claim or proceeding made or brought against Vendor with respect to any allegation that (i) Ingram Micro’s acts, omissions, misrepresentations, or gross negligence caused personal or bodily injury or tangible property damage , or (ii) there has been any material breach or default by Ingram Micro in the performance of Ingram Micro’s obligations under this Agreement.

9.	LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE STATED HEREIN, AND EXCEPT TO THE EXTENT OF BODILY INJURY OR DEATH OR VIOLATION OF SECTIONS 5 OR 11.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR BUSINESS, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR CLAIMS BASED ON SECTIONS 5, 8 OR 11.2, IN NO EVENT WILL VENDOR’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID BY INGRAM MICRO TO VENDOR FOR THE INDIVIDUAL PRODUCT SUBSCRIPTION ON WHICH THE CLAIM IS BASED DURING THE ONE-YEAR PERIOD PRIOR TO THE EVENT OUT OF WHICH THE CLAIM AROSE.

10.	GOVERNMENT PROGRAMS

Vendor may, at its sole option, participate in a special pricing and marketing program targeting the federal, state and local government and/or educational markets. If Vendor participates in such a program, Vendor agrees to execute a separate agreement and comply with all mandatory Federal Acquisition Regulation (“FAR”) flow-down provisions, if any, required by such government entity and to which Vendor has agreed in writing.

11.	GENERAL PROVISIONS

11.1 Conflicting Terms. In the event of a conflict between the terms and conditions of the underlying Agreement and the terms and conditions in any exhibit thereto, the terms and conditions in the exhibit shall govern.

11.2	Confidentiality.

(a) Either party may disclose to the other information in connection with its performance hereunder which it deems to be confidential and proprietary. Such information, which is originated by the disclosing party (the “Owner”) or is within the special knowledge of such party shall, if in documentary form and conspicuously marked “confidential, at the time of disclosure or it would otherwise by its nature be reasonably considered “confidential”, be considered to be confidential and proprietary (“Confidential Information”). In addition, if any other information is not marked and in documentary form when disclosed, but is thereafter reduced to a writing and forwarded to the other party within ten (10) days of the date of initial visual or oral disclosure and marked “confidential”, it shall, effective from the time of initial disclosure be considered (also “Confidential Information”). Notwithstanding, however, the presence or absence of a marking as indicated above, Confidential Information shall include all information, regardless of the form in which it is transmitted, relating to the Owner’s (or another party whose information Owner has in its possession under obligations of confidentiality) past, present or future research, development or business plans, software, operations or systems (including, without limitation, the terms and conditions of this Agreement, studies or reports, software, memoranda, drafts and other information in either tangible or intangible form).

(b) For a period of two (2) years from the date of disclosure to the party receiving the Confidential Information (the “Recipient”), Recipient shall not disclose any Confidential Information it receives from Owner to any person, firm or corporation except: (i) employees of Recipient and its affiliated companies who have a need to know and who have been informed of Recipient’s obligation hereunder; (ii) contractors or consultants under contract to Recipient who have a need to know, who have been informed of

Ingram Micro Inc. Distribution Agreement

Recipient’s obligations hereunder, and who have agreed in writing not to disclose Confidential Information for a period not shorter than the nondisclosure period provided above; and (iii) as provided in subparagraph (c) below. Notwithstanding the foregoing, the obligations set forth in this Section 11.2 shall, for any Confidential Information which constitutes as trade secret under applicable law, continue so long as such information constitutes a trade secret and the Recipient has not disposed of the Confidential Information pursuant to its document retention policies. Recipient shall use the same degree of care, but in no case less than reasonable care, to avoid disclosure of such Confidential Information as Recipient uses with respect to its own Confidential Information of like importance.

(c) Information shall not be deemed confidential or proprietary for purposes of this Agreement, and Recipient shall have no obligation with respect to any such information, which: (i) is already known to Recipient at the time of its disclosure without restriction; (ii) is or becomes publicly known through no wrongful act of Recipient; (iii) is received from a third party without similar restrictions and without breach of this Agreement; (iv) is independently developed by Recipient without use of or reference to the Confidential Information; or (v) is lawfully required to be disclosed to any government agency or is otherwise required to be disclosed by law provided that the Recipient provides prompt notice to the Owner and uses reasonable efforts to protect the confidentiality of such information.

(d) All Confidential Information disclosed by Owner to Recipient pursuant to this Agreement in tangible form (including, without limitation, information incorporated in computer software) shall be and remain in the property of Owner, and all such Confidential Information shall be promptly returned to Owner or certified as destroyed, as the Owner may so designate, upon written request.

(e) Neither party shall be liable for any errors or omissions in the Confidential Information or for the use or the results of use of Confidential Information. ANY AND ALL INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED “AS IS” WITHOUT ANY WARRANTY OF ANY KIND, AND DISCLOSER HEREBY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.3 Independent Contractors. Each party shall be considered an independent contractor. The relationship between the parties shall not be construed to be that of employer and employee, nor constitute a partnership, joint venture or agency of any kind. Neither party shall have any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

11.4 Notices. Any legal notices which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, or via nationally recognized courier services to the party at the address of such party as set forth below, or such other address as the parties may hereinafter designate, and (iii) by facsimile subsequently to be confirmed in writing pursuant to item (ii) herein.

Notices to Ingram Micro:

Ingram Micro Inc.

1600 E. St. Andrew Place

Santa Ana, CA 92705

Notices to Vendor:

Websense, Inc.

10240 Sorrento Valley Road

San Diego, CA 92121

11.5 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, exclusive of its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The parties agree to the exclusive jurisdiction and venue of the state and federal courts located in Orange County, California, USA, for the adjudication of any disputes arising from, related to or regarding the Products or the subject matter of this Agreement.

11.6 Dispute Resolution. Unless otherwise agreed in writing, the exclusive procedure for handling disputes shall be as set forth herein. Notwithstanding such procedures, either party may, at any time, seek injunctive relief in addition to the process described below. Performance under the Agreement shall continue during the dispute resolution process except in such instance where continuation would cause the Agreement to fail its essential purpose. The parties agree that payment disputes shall not, in association with such dispute resolution procedures, be considered as a condition giving rise to failure of essential purpose.

Ingram Micro Inc. Distribution Agreement

(a) Informal Dispute Resolution. Prior to mediation the parties shall seek informal resolution of disputes. The process shall be initiated with written notice of one party to the other describing the dispute with reasonable particularity followed with a written response within ten (10) days of receipt of notice. Each party shall promptly designate an executive with requisite authority to resolve the dispute and who is at a higher level of management than the person with administrative responsibility over the Agreement. The informal procedure shall commence within ten (10) days of the date of response. All reasonable requests for non-privileged information reasonably related to the dispute shall be honored. If the dispute is not resolved within thirty (30) days of commencement of the procedure, either party may proceed to mediation pursuant to the rules set forth in (b) below.

(b) Mediation. If the dispute is valued, in the aggregate, at not less than $2.5 million and has not been resolved pursuant to (a) above or, if the parties fail to commence informal dispute resolution pursuant to (a) above, either party may, in writing and within twenty (20) days of the response date noted in (a) above, ask the other party to participate in a one (1) day mediation with an impartial mediator, and the other party shall do so. Each party will bear its own expenses and an equal share of the fees of the mediator. If the mediation is not successful the parties may proceed with litigation subject to Section 11.5 above

11.7 Tax Exemption Certificate. Upon request, Ingram Micro will provide Vendor with a valid tax exemption certificate.

11.8 Compliance. Each party shall comply with all applicable state, federal, and where applicable, country specific rules and regulations and shall indemnify the other party in the event of any violations thereof.

11.9	Insurance.

Vendor shall obtain and maintain the following insurance coverage at its expense:

(a) Commercial General Liability (including product and completed operations, personal and advertising injury and contractual liability coverage) with a minimum per occurrence limit of $5,000,000; General Aggregate limit of $5,000,000; Products and Completed Operations Aggregate limit of $5,000,000 and Personal & Advertising Injury limit of $5,000,000, written on an occurrence form. Limits noted above will be comprised of primary Commercial General Liability and Umbrella Liability. The insurance policy will include a Vendor Endorsement executed in favor of Ingram Micro Inc.

(b) Workers’ Compensation Insurance with statutory limits granting a waiver of subrogation in favor of Ingram Micro Inc.

(c) Employers’ Liability (Stop-Gap Liability) insurance with minimum limits of $1,000,000.

(d) Automobile Liability Insurance with $5,000,000 coverage limits for each accident, including owned, non-owned and hired vehicles.

(e) The coverage territory applicable to the insurance policies required above must be worldwide with the exception of Workers’ Compensation insurance, which must be maintained in those territories where such coverage is mandated, and Auto Liability. Vendor will provide Certificates of Insurance at all times naming Ingram Micro Inc. as “Additional Insured” with respect to General Liability, Umbrella Liability, and Auto Liability policies. Vendor shall provide the Certificates of Insurance evidencing the required coverage and specifically confirming the vendor endorsement and waiver of subrogation as stated above upon execution of this Agreement and at each renewal thereafter.

(f) Vendor’s insurers must be Best rated A-, VII or better. Policy limits may not be reduced, terms materially changed, or policies canceled by either party except after thirty (30) days prior written notice to Ingram Micro. Vendor’s insurance shall be primary with respect to all obligations assumed by Vendor pursuant to this Agreement. Any insurance carried by Ingram Micro shall not contribute to insurance maintained by Vendor. Coverage and limits referred to above shall not in any way limit the liability of Vendor.

11.10 Media Releases. Except for any announcement intended solely for internal distribution by either party or any disclosure required by legal, accounting, or regulatory requirements, all media releases, public announcements, or public disclosures, including but not limited to promotional or marketing material, by either party or its employees or agents relating to this Agreement or its subject matter, or including the Marks of the other party or any affiliate of such party, shall be coordinated with and approved in writing by the other party prior to the release thereof.

11.11 Gifts, Gratuities, Entertainment and other Courtesies. Ingram Micro’s policy prohibits solicitation of gifts, gratuities, entertainment and other courtesies from Vendor and will be provided in writing to Vendor.

11.12 Construction. The parties to this Agreement and their counsel have reviewed and revised this Agreement and the normal rule of construction that any ambiguities in the Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Ingram Micro Inc. Distribution Agreement

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14 Section Headings. Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

11.15 Incorporation of all Exhibits. Each exhibit referred to and attached hereto is incorporated by reference as if set forth fully herein.

11.16 Severability. If any provision of these terms and conditions shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.17 No Implied Waivers. If either party fails to require performance of any duty hereunder by the other party, such failure shall not affect its right to require performance of that or any other duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter, or a waiver of any other provision herein.

11.18 Binding Effect; Assignment. Neither party shall assign this Agreement without the express written consent of assignment by the other party, except for an assignment to an Affiliate or an assignee of all or substantially all of the assets, stock, or equity of the assigning party (whether pursuant to a merger, acquisition, or otherwise) provided that the assigning party promptly notifies the non-assigning party of such assignment in writing and provides written evidence that the assignee has assumed all of the obligations of the assigning party under this Agreement; any other attempt to assign or transfer this Agreement without the express written consent of the other party shall not be binding upon the other party and shall not relieve from any liability or obligation under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.19 Acquisitions. If, as a result of any merger or acquisition of any kind, Vendor becomes obligated under, or entitled to the benefits of, any other distribution agreement with Ingram Micro the terms of which are not consistent with the terms of this Agreement, then the parties shall have the right to mutually determine with respect to any such conflicting terms, which terms shall be binding on Vendor and Ingram Micro.

11.20 Termination. Notwithstanding anything to the contrary in this Agreement, if the parties fail to reach agreement on the pricing and fees applicable to this Agreement on or before the forty-fifth day after the Effective Date, then Websense may terminate this Agreement without penalty or obligation. After the initial term, either party may terminate this Agreement for convenience and without cause upon thirty (30) days prior written notice to the other party. Either party may terminate this Agreement with written notice if the other party: materially breaches any term of this Agreement and fails to cure within fifteen (15) days after written notification detailing such breach; or ceases to conduct business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any Bankruptcy Act or any other federal or state statute relating to insolvency or the protection of rights of creditors.

11.21 Survival. Unless a provision setting forth the rights or obligations of a party hereunder is expressly terminated pursuant to the specific language of the provision, the parties acknowledge and agree that all rights and obligations set forth herein, which by their nature or operation are considered material, shall survive termination of this Agreement.

11.22 Entirety. This Agreement constitutes the entire agreement between the parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are expressly terminated. The terms and conditions of each party’s purchase orders, invoices, acknowledgments, confirmations or similar documents shall not apply to any order under this Agreement, and any such terms and conditions on any such document are objected to without need of further notice or objection. Any modifications to this Agreement must be in writing and signed by authorized representatives of both parties.

11.23 Signatory Acknowledgement. The signatory hereto acknowledges that this contract is intended to bind it and its subsidiaries and affiliates. Accordingly, the signatory hereto shall (i) take all necessary action to ensure compliance with the terms of this Agreement by all of its subsidiaries and affiliates and (ii) be responsible for any breaches by any of its subsidiaries and affiliates of any obligation hereunder, including without limitation, any payment obligation, any indemnification obligation and any warranty obligation.

Ingram Micro Inc. Distribution Agreement

11.24 Authorized Representatives. Either party’s authorized representative for execution of this Agreement or any amendment hereto shall be president, a partner, or a duly authorized vice-president or representative of the respective party. The parties executing this Agreement warrant that they have the requisite authority to do so.

11.25 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, acts of war or any causes beyond the reasonable control of the acting party. Notwithstanding the foregoing, if a party fails to perform under this Agreement because of the events stated herein, the affected party shall take commercially reasonable steps to mitigate the detrimental impact of such failure of performance on the other party.

IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

Ingram Micro Inc. (“Ingram Micro”)	Websense, Inc. (“Vendor”)

By:	By:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

EXHIBITS:

A	End-User Subscription Agreement

B	Subscription Order Form

C	Subscription Product Terms

D	Subscription Fees

Ingram Micro Inc. Distribution Agreement

EXHIBIT A

For information purposes only

The following Agreement describes the terms and conditions under which WEBSENSE offers you a subscription to use its software and database(s). By clicking on the “I Agree” button below or by using WEBSENSE software or any WEBSENSE database, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND UNDERSTAND IT, AND YOU AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

SUBSCRIPTION AGREEMENT

1.	Subscription

Websense, Inc., located at 10240 Sorrento Valley Road, San Diego, CA 92121 (“WEBSENSE”), hereby provides you (“You” or “Your”) with certain subscription services (the “Subscription”) in accordance with the terms of this Agreement. As part of the non-transferable Subscription, certain WEBSENSE proprietary software applications (“Software”), WEBSENSE proprietary database(s) of URL addresses, applications and other valuable information (“Database(s)”), changes to the content of the Database(s) (“Database Updates”) and certain modifications or revisions to the Software (“Software Upgrades”), together with applicable documentation (collectively, the “Products”) shall be made accessible to You on a periodic basis as set forth below. For clarification, the term “Software” shall include Software Upgrades and the term “Database(s)” shall include Database Updates.

2.	Evaluation Key

If You have received a temporary encrypted alphanumeric access code (“Evaluation Key”) as a prospective subscriber for evaluation purposes, You must use it strictly for Your own internal use in evaluating the Products’ performance to facilitate Your subscription decision. The Evaluation Key will allow You to access certain Databases using certain of the Software for a maximum period of thirty (30) days in accordance with the terms and conditions provided therewith. At the end of the thirty (30) day evaluation period, (i) the Agreement shall terminate and You must return or destroy all Products in Your possession, whether on servers, computers, electronic appliances, devices, storage media or located elsewhere, or (ii) You must convert this limited evaluation usage to a Subscription by payment of the applicable Subscription fee (“Subscription Fee”) for a fee-based encrypted alphanumeric Subscription access code (“Subscription Key”).

3.	Subscription Key

Once the parties mutually agree to the terms of a purchase commitment (the “Order”), WEBSENSE will issue You a Subscription Key that allows You to access certain Databases and use the Software in accordance with the terms and conditions set forth herein. You may download the Software from WEBSENSE’s web site located at http://www.websense.com or transfer it to Your server from compact disk, diskette, tape or other media provided by WEBSENSE. You may use the Software to access certain Database(s) only on a specified server, in and for Your own or Your subsidiaries’ or affiliates’ internal purposes and business operations. The Subscription Key may be relocated and/or transferred to operate on another of Your servers within another of Your locations.

4.	Subscription Fee

Your payment of the Subscription Fee entitles You to access the ordered Database(s) based on the number of Seats that the Subscription Fee covers for the term of the Subscription. “Seat” means each computer, electronic appliance or device that is authorized to access or use the Database(s), whether or not through, or in conjunction with, a server. The amount due will be set forth in the Order and billed via an invoice from WEBSENSE or one of its authorized resellers (“Resellers”). YOUR USAGE MAY EXCEED THE NUMBER OF SEATS ONLY UPON THE PAYMENT OF ADDITIONAL SUBSCRIPTION FEES FOR ADDITIONAL SEATS. WEBSENSE may audit Your usage of the Products on-site during normal business hours upon reasonable notice or remotely at any time. You will be invoiced and required to pay for any Seats not previously subscribed to by You. In the event any invoice is not paid by You within thirty (30) days after receipt, WEBSENSE may assess a late payment charge in an amount equal to a rate of two percent (2%) per month, or the highest amount allowed under applicable law, whichever is lower, on any outstanding balance which is not paid. Any and all fees specified in this Agreement do not include sales, use, property, value-added, withholding or other taxes, duties or fees, associated with the rights granted hereunder, the Products supplied herein or services provided through this Agreement (“Taxes”). Any such Taxes shall be Your sole responsibility and will be billed to and paid by You. This Section 4 shall not apply to Taxes based on WEBSENSE’s net income or payroll taxes.

5.	Term/Renewals

As used in this Agreement, “Term” means the initial Subscription term and any subsequent renewal term(s) for the Subscription. The initial Term of the Subscription is set forth in the Order. You must pay additional annual Subscription Fees prior to the expiration date of the then-current Term for uninterrupted access to the Database(s) for a renewal Term.

Ingram Micro Inc. Distribution Agreement

6.	Database Updates and Software Upgrades

WEBSENSE regularly makes Database Updates and Software Upgrades. Your Subscription entitles You to advise WEBSENSE to download Database Updates to Your designated server pursuant to Your reasonable instructions. WEBSENSE may require You to install Software Upgrades up to and including the latest release. Database Updates and Software Upgrades will be provided to You only if You have paid the appropriate Subscription Fee for Your Seats. You may at Your sole discretion, provide to WEBSENSE manually, or utilizing the automated technology of WEBSENSE’s proprietary software, WebCatcher™, the URL addresses which You may have accessed or attempted to access, so that WEBSENSE may analyze and categorize them and include them in the Databases. Should You elect to enable WebCatcher™, WEBSENSE makes no representations about the legality of such monitoring in any particular jurisdiction, and You shall be responsible and Websense shall have no responsibility for determining that this proposed use of the Products complies with applicable laws.

7.	Email Opt-Out

Websense may periodically send You messages of an informational, advertisement or technical nature via email. You may choose to “opt-out” of receiving these messages by sending an email to optoutlegal@websense.com requesting the opt-out. You acknowledge and agree that by sending such email and “opting out” You will not receive emails containing messages concerning upgrades and enhancements to Websense Products.

8.	Premium Groups and Application Modules

WEBSENSE may offer certain enhanced subscription services, including but not limited to subscription services that allow You to utilize add-on application modules. The parties may agree pursuant to an Order that WEBSENSE shall provide the enhanced subscription services to You. WEBSENSE shall provide the enhanced subscription services only if You have paid the appropriate Subscription Fee for Your Seats utilizing the enhanced subscription services. With respect to certain enhanced subscription services, in order to get the full benefit of the enhanced subscription services, You shall have the right to install certain Software designated in an Order on individual computers, electronic appliances or devices, rather than merely on Your server. If the Subscription includes the appropriate application module(s), You may at Your sole discretion, provide to WEBSENSE manually, or utilizing the automated technology of WEBSENSE’s proprietary software, AppCatcher™, the names of applications which You may have accessed or attempted to access, so that WEBSENSE may analyze and categorize them and include them in the Databases. Should You elect to enable AppCatcher™, WEBSENSE makes no representations about the legality of such monitoring in any particular jurisdiction, and You shall be responsible as between the parties for determining that this proposed use of the Products complies with applicable laws.

9.	Usage Policy

You represent and warrant that: (i) You shall take all appropriate measures to avoid violating any privacy rights of individuals in connection with Your use of the Products; (ii) You shall provide written notice to all users of the Products that their use of Your computers, electronic appliances and devices may be monitored, and that the users should have no expectation of privacy when using the Products, including accessing the Internet or applications, as appropriate; (iii) when You submit any web or application use data to WEBSENSE, You shall do so without any information identifying any particular individual who attempted to access or actually accessed a specific URL address or application, or any other data that might identify any particular user; and (iv) You shall take appropriate steps to keep any monitoring data confidential, and use it only for internal computer system management purposes and (v) the Product will not be used to filter, screen, manage or censor Internet content for consumers without their permission.

10.	Limited Warranty

WEBSENSE warrants that the Products will operate in substantial conformance with the then current WEBSENSE published documentation under normal use for the Term. Notwithstanding the previous sentence, WEBSENSE does not warrant that: (i) the Products will be free of defects; (ii) the Products will satisfy all of Your requirements; (iii) the Products will be used without interruption or error; (iv) the Products will always block access to the addresses and applications that are contained in the Databases; (v) the Databases will contain every foreseeable URL address or application that should potentially be blocked; or (vi) addresses and applications contained in the Databases will be appropriately categorized.

WEBSENSE shall use reasonable efforts to remedy any significant non-conformance in the Products which You report to WEBSENSE that WEBSENSE can reasonably identify and confirm. WEBSENSE or its representative will repair or replace any such non-conforming or defective Products. You acknowledge that this paragraph sets forth Your exclusive remedy and WEBSENSE’s exclusive liability for any breach of warranty or other duty related to the Products. Any unauthorized modification of the Products, tampering with the Products, use of the Products inconsistent with the accompanying documentation, or related breach of this Agreement by You shall void the aforementioned warranty.

EXCEPT AS EXPLICITLY SET FORTH HEREIN AND TO THE EXTENT ALLOWED BY LAW, THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS OR THE SUBJECT MATTER OF THIS AGREEMENT.

11.	Limitation of Liability

TO THE FULLEST EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES WILL WEBSENSE, ITS LICENSORS OR RESELLERS BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED UPON ANY CLAIMS INCLUDING, BUT NOT LIMITED TO CLAIMS FOR LOSS OF DATA, GOODWILL, OPPORTUNITY, REVENUE, PROFITS, OR USE OF THE PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, STOPPAGE OF OTHER WORK OR IMPAIRMENT OF OTHER ASSETS, PRIVACY, EMPLOYEE CONDUCT, ACCESS TO URL ADDRESSES OR APPLICATIONS CONTAINED IN THE DATABASES THAT SHOULD HAVE BEEN BLOCKED, THE CONTENTS OF ANY ADDRESS OR APPLICATION IN THE DATABASES, NEGLIGENCE, BREACH OF CONTRACT, TORT OR OTHERWISE AND THIRD PARTY CLAIMS, EVEN IF WEBSENSE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL ANY AGGREGATE LIABILITY EXCEED THE TOTAL AMOUNT ACTUALLY PAID BY YOU TO WEBSENSE OVER THE ONE YEAR PERIOD PRIOR TO THE EVENT OUT OF WHICH THE CLAIM AROSE FOR THE SPECIFIC SUBSCRIPTION FOR THE PRODUCT THAT DIRECTLY CAUSED THE DAMAGE.

Ingram Micro Inc. Distribution Agreement

12.	Ownership

All right, title and interest in and to the Products and any modifications, translations, or derivatives thereof, even if unauthorized, and all applicable rights in patents, copyrights, trade secrets, trademarks and all intellectual property rights in the same shall remain exclusively with WEBSENSE and its licensors, if any. Products provided hereunder are valuable, proprietary, and unique, and You agree to be bound by and observe the proprietary nature thereof. “Websense®,” “Websense Enterprise®,” “WebCatcher™” and “AppCatcher™” are trademarks of WEBSENSE. WEBSENSE’s failure to list a trademark in this Section 12 shall not constitute a waiver of any trademark rights. You may not, and shall not allow third parties to: (i) reverse engineer, decompile, or disassemble the Products, except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation; (ii) modify the Products or incorporate the Products into, or with, any other software; (iii) remove any Products’ identification or other notices; or (iv) loan, reproduce, transfer, distribute or resell the Products or any portion thereof, without the prior written consent of WEBSENSE. You may make copies of the Software for backup and hot swap purposes only. You may not, and shall not allow third parties to, publish, distribute or disclose the results of any benchmark tests performed on the Products without WEBSENSE’S prior written approval.

13.	Intellectual Property Indemnification

In the event of any claim by a third party against You asserting, or involving, a patent or copyright violation which concerns Products subscribed to by You hereunder, WEBSENSE will defend You, at its expense, and will indemnify You against cost, expense, attorneys’ fees and liability arising from such claim whether or not such claim is successful; however, You must notify WEBSENSE in writing within ten (10) days after You have received notice of any such claim of infringement. WEBSENSE shall have sole control of the defense and related settlement negotiations for the claim; provided that WEBSENSE shall have no right to incur any financial liability for a claim or a materially adverse impact on Your behalf without Your written consent. You shall fully assist and cooperate in the defense and settlement negotiations as reasonably requested by WEBSENSE so long as WEBSENSE pays Your out-of-pocket expenses associated with such assistance and cooperation. Subject to WEBSENSE’s right to control the defense and settlement of such claims, You may, at Your cost and expense, engage Your own counsel to advise You regarding any claims.

In the event an injunction or order shall be obtained against Your use of Products, or if in the opinion of WEBSENSE, the Products are likely to become the subject of a claim of infringement, WEBSENSE shall, at its sole option and expense: (i) procure for You the right to continue using the Products; (ii) modify the Products so that they become non-infringing; or (iii) replace the Products with substitute Products which perform substantially the same. WEBSENSE will have no liability to You with respect to any claim of patent or copyright infringement which is based upon: (a) the combination or use of the Products with any other equipment or program not furnished by WEBSENSE; (b) any modification of the furnished Products by a party other than WEBSENSE; (c) any use of the Products by You that exceeds the scope of the rights set forth in Section 12; or (d) the failure to promptly use/install any Database Update or Software Upgrade provided by WEBSENSE. You shall indemnify WEBSENSE for any third party claims of patent or copyright infringement arising out of Your actions (a)-(d), as set forth in the previous sentence.

THE FOREGOING STATES YOUR SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS AND THE ENTIRE LIABILITY OF WEBSENSE WITH REGARD THERETO.

14.	Termination/Suspension of Access

WEBSENSE may terminate this Agreement, upon reasonable notice, if You breach any term hereof. Any payment obligations of a party and the terms of Sections 10, 11, 12, 13, 15, 16, 17, 18 and 19, as appropriate, shall survive termination or expiration of this Agreement. Upon expiration or termination of this Agreement for any reason, all rights granted to You to use the Products or access the Database(s) hereunder will cease and You must promptly destroy all Products, and any copies thereof, in Your possession, whether on servers, computers, electronic appliances, devices, storage media or located elsewhere.

15.	Software and Services

Subject to the terms and conditions of this Agreement, and only prior to termination or expiration of this Agreement, WEBSENSE hereby grants You a limited, non-exclusive, non-sublicensable, non-transferable right solely to access and use internally Software and Software Upgrades (in object code form only) to: (i) access WEBSENSE Database(s) and Database Updates; and (ii) manage Your Internet and application use, during the term of this Agreement and as described in the Order. This right extends only to the number of Seats set forth in the Order and is effective only upon the payment of the Subscription Fee. The Products shall reside on Your designated server, except as set forth in Section 8. Websense provides its standard technical support for Subscriptions to Products pursuant to the terms of this Agreement. Enhanced support offerings and services are available for additional cost and are also sold pursuant to the terms of this Agreement.

16.	Export Restrictions

You acknowledge that the Products and all related technical information, documents and materials are subject to export controls under the U.S. Export Administration Regulations and the export regulations of other countries. You may not re-export the Products or related technical information, documents or materials unless You have complied with all appropriate laws, regulations and rulings, and obtained an appropriate authorization from the U.S. Commerce Department and/or any other appropriate government authorities.

17.	Governing Law

This Agreement shall be governed in all respects by the laws of the State of California, USA, excluding its conflict of laws rules and without application of the United Nations Conventions on Contracts for the International Sale of Goods. You agree to the exclusive jurisdiction and venue of the state and federal courts located in San Diego County, California, USA, for the adjudication of any disputes arising from, related to or regarding the Products or the subject matter of this Agreement.

18.	Government Customers

If a unit or agency of the U.S. government is given certain rights to use the Products, this provision applies. The Products (a) are or contain existing computer software and accompanying documentation and were developed at private expense, (b) are trade secrets of WEBSENSE for all purposes of the Freedom of Information Act, (c) are “commercial items” and/or “commercial computer software” as defined in FAR 2.101, DFARS 252.227-7014(a)(1) and DFARS section 252.227-7015, subject to limited utilization as expressly stated in this Agreement, (d) in all respects are proprietary data belonging to WEBSENSE, and (e) are unpublished and all rights are

Ingram Micro Inc. Distribution Agreement

reserved under the copyright law of the United States. For civilian agencies and entities given certain rights to use the Products, and any legend or mark thereof, the rights to use the Products are limited to “Restricted Rights,” and use, reproduction or disclosure is subject to restrictions set forth in this Agreement, the provisions in FAR 12.212 or DFARS 227.7202-3 -227.7202-4 and, to the extent required under U.S. federal law, the minimum restricted rights set forth in FAR 52.227-14, Restricted Rights Notice (June 1987) Alternate III(g)(3) or FAR 52.227-19. To the extent any technical data is provided pursuant to the Agreement, such data is protected per FAR 12.211 and DFARS 227.7102-2 and to the extent explicitly required by the U.S. government, is subject to limited rights set forth in DFARS 252.227.7015 and DFARS 252.227-7037. In the event that any of the above referenced agency regulations are modified or amended, the subsequent equivalent regulation shall apply.

19.	Miscellaneous

All notices or approvals required under this Agreement must be given in writing and sent to the respective addresses set forth in Section 1 above, in the case of Websense, and in the relevant Order, in Your case, and shall be delivered by (i) Federal Express or other overnight courier and deemed received within one business days of sending; (ii) certified U.S. mail and deemed received upon written verification of receipt; or (iii) facsimile and deemed received upon acknowledgement of receipt of electronic transmission. This Agreement and any Orders express the complete and exclusive statement of this agreement between the parties and supersede all prior oral or written agreements, communications, statements and negotiations relating to the subject matter hereof. Inconsistencies between this Agreement and any Orders shall be governed by this Agreement. Any waiver or modification of this Agreement will not be effective unless executed in writing and signed by the parties. A waiver of any breach of this Agreement by a party shall not be construed to be a waiver of a subsequent breach. This Agreement will bind Your successors-in-interest. If any provision of this Agreement is held to be unenforceable, in whole or in part, such provision shall be struck in part or in whole, as necessary, and the remaining provisions of this Agreement shall remain valid. You acknowledge that WEBSENSE may use Your company name only in a list of WEBSENSE customers. Neither party shall be liable for any failure or delay in performance due, in whole or in part, to any cause beyond its reasonable control, except for payment of fees due under this Agreement.

Ingram Micro Inc. Distribution Agreement

Exhibit B

For information purposes only

10240 Sorrento Valley Road

San Diego, CA 92121

Subscription Order Form

Websense Inc. hereby grants Subscriber, as identified below, a non-exclusive, non-transferable right to use the Websense provided software products (the “Software”) solely to access the Websense Database for a limited time on the conditions set forth below and in the then current Websense Subscription Agreement (at www.websense.com/global/en/Downloads/Terms/) incorporated herein by reference (herein collectively the “Agreement”).

Subscriber Information

Subscriber Company:

Subscriber Contact Name:

Subscriber Company Address:

Subscriber Contact Telephone:

Subscriber Contact email:

Subscription Fees

Subscriber shall pay a Subscription Fee of $              for              (the number of) Seats for                      (the number of) year(s).

The subscription period will begin upon signature of this addendum.

Upon expiration of the year(s) purchased, Subscriber must purchase additional years for proper operation of the Software and for use of the Websense Database.

SUBSCRIBER ACKNOWLEDGES THAT IT HAS AGREED TO THE TERMS AND CONDITIONS FOR WEBSENSE PRODUCTS AT (www.websense.com/global/en/Downloads/Terms/) WHICH MAY BE CHANGED FROM TIME TO TIME BY WEBSENSE AND WHICH ARE INCORPORATED HEREIN BY THIS REFERENCE, BY INSTALLING AND USING THE SOFTWARE AND/OR THE WEBSENSE DATABASE. THE PERSON SIGNING ON BEHALF OF THE SUBSCRIBER REPRESENTS THAT HE/SHE HAS THE AUTHORITY TO SIGN THIS AGREEMENT AND BIND THE SUBSCRIBER TO ITS TERMS.

Ingram Micro Inc. Distribution Agreement

Subscriber:

By:

Print Name:

Title:

Date:

Ingram Micro Inc. Distribution Agreement

EXHIBIT C

SUBSCRIPTION PRODUCT TERMS

1.	PRODUCTS.

General. The terms herein apply to Subscription Products (hereafter in this Exhibit C the “Product”) and are in addition to the terms in the underlying Agreement. As used herein, “End-User” shall have the meaning set forth in the Agreement.

2.	SUBSCRIPTION GRANT

2.1 Right to Distribute Products. As specifically set forth in the Agreement, Vendor grants to Ingram Micro a non-exclusive right to distribute Products to its Resellers throughout the Territory.

2.2 Retained Rights. Notwithstanding anything to the contrary set forth in this Agreement, all right, title in and to the Products and any modifications, translations or derivatives thereof, even if unauthorized, and all applicable rights in patents, copyrights, trade secrets, trademarks and all intellectual property rights in the same shall remain exclusively with Vendor and its licensors, if any.

3.	DISTRIBUTION PROCESS

3.1	Electronic Product Access. Vendor shall provide access to the Products pursuant to an Ingram Micro PO.

3.2 Cancellation of Orders. Ingram Micro has the right to cancel any PO at any time prior to delivery. Any delivery of the Products on a cancelled PO will be subject to credit of the Product’s invoice price.

3.3 Invoicing. For each Product ordered by Ingram Micro with access provided to an End-User, Vendor shall issue to Ingram Micro an invoice showing Ingram Micro’s PO number, the Vendor part number(s), description(s), price and payment terms as specified herein. At least monthly, Vendor shall provide Ingram Micro with a current statement of account listing all invoices outstanding and any payments made and credits given since the date of the previous statement. Vendor agrees to provide invoices related to the Product to Ingram Micro within sixty (60) days of ship date.

3.4 Information. Vendor agrees to provide the following information within ten (10) days after receipt of a written request from Ingram for any Product which is subject to such requirements, each Product’s Export Control Classification Number (ECCN), U.S. Harmonized Tariff System Number (HTS), Country of Origin, and for Products containing encryption, the Encryption bit, the declaration of eligibility for License Exception ENC, and a copy of the Commodity Classification Automated Tracking System (CCATS) approval form.

3.5 Product Warranty: Vendor represents and warrants that (i) it will not download or cause the download of any Product on the End-User’s computer that performs functions without the End-User’s or the End-User’s IT administrator’s advance knowledge and consent including, but not limited to: (a) transmission of Product that collects and transmits personal information about the computer owner or End-User, (b) monitors and transmits Web pages accessed (other than Vendor’s WebCatcher and AppCatcher product features), or (c) modifies default computer settings as to home page or search, (ii) it will provide easy and reasonable removal procedures to uninstall any Product from the End-User’s computer by End-User’s IT administrator, and (iii) it will not use pop-up windows for advertisements.

3.6 Subscription Desk Infrastructure. Vendor will fund any agreed upon subscription desk infrastructure for Product support in an amount that is mutually agreed upon between the parties.

4.	PRICING & PAYMENT TERMS

4.1 Product Pricing. Not less than thirty (30) days prior to Vendor changing its list pricing, Vendor must provide Ingram Micro with written notice thereof. Ingram Micro shall have sole discretion as to the selling price of Product to its Resellers.

Ingram Micro Inc. Distribution Agreement

4.2 Payment and Withhold Amounts. Ingram Micro’s payment terms for any order of Product hereunder shall be net thirty (30) days from the invoice date. Payment shall be deemed made on the payment postmark date or the actual date of electronic funds transfer, if applicable. Notwithstanding any other provision in this Agreement to the contrary, Ingram Micro shall not be deemed in default if it deducts from invoice (“DFI”) or withholds any specific amount invoiced by Vendor due to Vendor’s error and Vendor agrees that Ingram Micro may DFI for any other mutually agreed upon credits due Ingram Micro (e.g., Special Pricing or program withholds.) Any such DFI by Ingram Micro shall constitute Ingram Micro’s submission of a claim related to such item. Vendor agrees to notify Ingram Micro of any discrepancies. Vendor agrees that Ingram Micro retains the right to withhold an amount equal to any complete, approved or pending mutually agreed upon marketing programs for which Ingram Micro has not yet provided a claim or invoice to Vendor. The parties agree to reconcile all accounting issues related to this Agreement on a regular basis.

4.3 Rebate. Vendor will pay Ingram Micro a rebate as mutually agreed between the parties for every Ingram Micro fiscal quarter or pro-rata portion thereof commencing upon the Effective Date of this Agreement. Ingram Micro will provide Vendor with an invoice for the rebate sum at the end of each Ingram Micro fiscal quarter and Vendor will provide Ingram Micro a check or wire funds in the amount of the rebate sum within thirty (30) days after receipt of a correct invoice.

5.	TAXES AND TITLES

5.1 Taxes. Ingram Micro shall pay all applicable country, state, municipal and other taxes including, without limitation, sales, use, value added, withholding and other taxes, and customs and import duties on Products, other than taxes based upon Vendor’s net income. Should tax law in the Territory require the withholding of tax by Ingram Micro on any of its payments to Vendor, then Ingram Micro shall provide to Vendor documentation that establishes Ingram Micro’s obligation to withhold such tax as well as all receipts, credit notices or other documents which evidence the actual withholding and submission of such taxes by Ingram Micro to the applicable taxing authorities.

5.2 Title. Title to and risk of loss or damage to the media containing the Software will pass to Ingram Micro upon delivery to a common carrier at Vendor’s point of shipment or when the Subscription Key for each Product is sent to Ingram Micro, its Reseller or the End-User by e-mail.

6.	RETURNS

6.1 Right of Return. Vendor agrees to consider any return requests by Ingram Micro or Ingram Micro’s customers on a case-by-case basis. Vendor is under no obligation to accept returns under this Agreement.

Ingram Micro Inc. Distribution Agreement

Exhibit D

Subscription Fees

Subscription Fees are based upon per Seat access by an End-User of the Database(s) pursuant to the terms of the End-User Subscription Agreement the current form of which is set forth in Exhibit A for a specified subscription term. Upon expiration of the initial subscription term, an End-User must pay an annual Subscription Fee for uninterrupted use of the Software to access the Database(s). “Seat” means any computer, electronic appliance or device that is authorized to access or use the Databases(s), whether or not through, or in conjunction with a server. Vendor will provide Ingram Micro notice of an increase in the list price of the Products, as set forth in Exhibit C. In such event, Vendor will accept orders at the pre-increase price level for ninety (90) days after the increase is announced. Vendor does not accept returns.

Current list of fees:

To be agreed in writing between the parties on or before the forty-fifth day after the Effective Date.